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                                                                    EXHIBIT 10.6

                           TAX ALLOCATION AGREEMENT

     THIS TAX ALLOCATION AGREEMENT (the "Agreement"), dated as of ___________ 2000, is made by and between Odetics, Inc., a Delaware corporation ("Odetics") on behalf of itself and each member of the Odetics Consolidated Group, and Iteris, Inc., a Delaware corporation ("Iteris").

     WHEREAS, Odetics has determined to effect the Distribution pursuant to the Distribution Agreement;

     WHEREAS, the IRS has issued an IRS Letter Ruling dated September 30, 1999 ("IRS Ruling"), which states the tax treatment of the Distribution; and

     WHEREAS, the parties are entering into this Agreement to document the method established for allocating the consolidated tax liability of the Odetics Consolidated Group, the filing of Tax Returns along with the payment of Taxes shown due and payable thereon, the retention and maintenance of relevant records, the conduct of audits, examinations, and proceedings by appropriate government entities which could result in a redetermination of Taxes, and the cooperation of all parties with one another in order to fulfill their duties and responsibilities under this Agreement and under the Code and other applicable law.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural of the terms involved):

     ADJUSTMENT means any final change in the Tax Liability of a taxpayer.

     AGREEMENT means this Tax Allocation Agreement.

     ODETICS CONSOLIDATED GROUP means, as of any relevant date, Odetics and its Subsidiaries, determined as of such date.

     CODE means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

     COMBINED RETURN shall mean all income tax returns which Odetics files on a combined or unitary basis with respect to some or all of its Subsidiaries.

     DISTRIBUTION means the distribution of Iteris common stock to the stockholders of Odetics pursuant to the Distribution Agreement.

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     DISTRIBUTION AGREEMENT means the Separation and Distribution Agreement between Odetics and Iteris dated as of December 31, 1999.

     EFFECTIVE DATE means the date on which the Distribution occurs.

     PERSON means any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

     POST-DISTRIBUTION PERIOD means any taxable period that begins after the Effective Date.

     PRE-DISTRIBUTION PERIOD means any taxable period that ends on or before the Effective Date.

     ITERIS GROUP means: (i) as of any relevant date after the Effective Date, Iteris and its Subsidiaries determined as of such date; and (ii) as of any relevant date on or before the Effective Date, Iteris and those businesses which become part of Iteris or its Subsidiaries as contemplated by the Distribution Agreement, whether or not such Persons or businesses were Subsidiaries of Iteris before the Distribution.

     STRADDLE PERIOD means any taxable period with respect to a Tax Return, that begins on or before the Effective Date and ends after the Effective Date.

     SUBSIDIARY means with respect to Odetics or Iteris, any Person of which Odetics or Iteris, respectively, controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

     TAXES means all federal, state, local and foreign gross or net income, gross receipts, withholding, payroll, franchise, transfer, sales, use, value added, estimated or other taxes of any kind whatsoever or similar charges and assessments, such as customs, duties and the like, or other amounts paid in respect thereof, including all interest, penalties and additions imposed with respect to such amounts.

     TAX LIABILITY means the net amount of Taxes due and paid or payable for any taxable period, determined after applying all tax credits and all applicable carrybacks or carryovers for net operating losses, net capital losses, unused general business tax credits, or any other Tax items arising from a prior or subsequent taxable period, and all other relevant adjustments.

     TAX RETURNS means all reports, estimates, declarations of estimated tax, information statements and returns relating to or required to be filed in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and including returns whereby Taxes are computed on a consolidated basis.

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                                  ARTICLE II
                  FILING OF TAX RETURNS AND PAYMENT OF TAXES

     SECTION 2.1. TAX RETURNS REQUIRED TO BE FILED PRIOR TO EFFECTIVE DATE. Odetics shall prepare and file or cause to be filed when due all Combined Returns and Tax Returns that relate to Odetics, any member of the Odetics Consolidated Group and the Odetics Consolidated Group that are or were required to be filed (after giving effect to any valid extension of time in which to make such filings) prior to the Effective Date and shall pay or cause to be paid any Tax Liability due with respect to such Combined Returns and Tax Returns.
Odetics and the Odetics Consolidated Group shall be liable for and indemnify Iteris and the Iteris Group for all Taxes (including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included Iteris and the Iteris Group, and Taxes resulting from the Iteris and the Iteris Group ceasing to be a member of the Odetics Consolidated Group (i) imposed on Odetics and the Odetics Consolidated Group (other than the Iteris Group ) for any taxable year prior to the Effective Date and (ii) imposed on Iteris and the Iteris Group or for which Iteris and the Iteris Group may otherwise be liable for any taxable year or period that ends on or before the Effective Date and, with respect to any Straddle Period, the portion of such taxable year ending on and including the Effective Date.

     SECTION 2.2. TAX ALLOCATIONS AND RETURNS FOR PRE-DISTRIBUTION PERIODS.

     (a) Odetics and Iteris agree that the Tax Liability of the Odetics Consolidated Group for each year, determined in accordance with Regulation
Section 1.502-2, shall be apportioned among them in accordance with Code Section 1552(a)(1). For purposes of this Agreement, the Tax Liability of the Odetics Consolidated Group shall include any liability for alternative minimum tax. In applying the Code, the Tax Liability for a given tax year shall be apportioned only among the members of the Odetics Consolidated Group with separate company taxable income for that tax year. The Tax Liability will be allocated to these profit members in the same ratio as each member's separate company taxable income bears to the total of the separate company taxable incomes of all profit members. No Tax Liability will be allocated to a member of the Odetics Consolidated Group with a current year taxable loss. Further, no benefit will be provided to a loss member for utilization of its net operating loss by another member. For purposes of allocating alternative minimum tax, alternative minimum taxable income amounts shall be substituted for taxable income amounts in this calculation.

     (b) Payment of the Tax Liability of the Odetics Consolidated Group for a taxable period shall include the payment of estimated tax installments due for such taxable period. Each Subsidiary shall pay to Odetics its share of each payment within 30 days of receiving notice of such payment from Odetics, but in no event later than the due date for each such payment. Any amounts paid by a Subsidiary on account of a separate return or separate estimated tax payments that are credited against the Tax Liability of the Odetics Consolidated Group shall be included in determining the payments due from such Subsidiary. Any overpayment of estimated tax should be refunded to the Subsidiaries in accordance with their amounts paid toward such estimated tax.

     (c) Odetics shall prepare or cause to be prepared, for Pre-Distribution Periods, all (i) Combined Returns and (ii) Tax Returns required to be filed on a separate return basis by any member of the Odetics Consolidated Group, in each case, which Tax Returns are not required to be (after giving effect to any valid extensions), and are not, filed on or prior to the Effective Date and, subject

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to 2.2(a), shall pay or cause to be paid any Tax Liability due with respect to such Tax Returns.

     SECTION 2.3. TAX RETURNS FOR POST-DISTRIBUTION PERIODS. Iteris shall (i) prepare and file or cause to be prepared and filed all Tax Returns required to be filed by any member of the Iteris Group for any Post-Distribution Period and
(ii) pay or cause to be paid any Tax Liability due with respect to such Tax Returns.

     SECTION 2.4. TAX RETURNS FOR STRADDLE PERIOD. Odetics shall prepare and file all Combined Returns and all Tax Returns of or which include any member of the Iteris Group for a Straddle Period. Odetics shall pay or cause to be paid and shall defend, indemnify and hold Odetics and members of the Iteris Group harmless against the Tax Liabilities attributable to the affected member or members of the Iteris Group for the portion of the Straddle Period ending on the Effective Date and Iteris shall pay or cause to be paid and shall defend, indemnify, and hold Odetics and members of the Odetics Consolidated Group harmless against the Tax Liabilities attributable to the affected member or members of the Iteris Group for the remainder of the Straddle Period beginning with the day after the Effective Date.

                                  ARTICLE III
                TAX RETURN INFORMATION; AUDITS AND ADJUSTMENTS

     SECTION 3.1. TAX RETURN INFORMATION; MANNER OF FILING

     (a) Iteris shall, and shall cause each appropriate member of the Iteris Group to, provide Odetics with all information and other assistance reasonably requested by Odetics to enable the members of the Odetics Consolidated Group to prepare and file Tax Returns required to be filed by the Odetics Consolidated Group pursuant to this Agreement.

     (b) Odetics shall, and shall cause each appropriate member of the Odetics Consolidated Group to, provide Iteris with all information and other assistance reasonably requested by Iteris to enable the members of the Iteris Group to prepare and file Tax Returns required to be filed by the Iteris Group pursuant to this Agreement.

     (c) Combined Returns and Tax Returns to be prepared and filed by Odetics or any member of the Odetics Consolidated Group pursuant to this Agreement shall be (in the absence of a controlling change in law, facts or circumstances) prepared on a basis that is consistent with the IRS Ruling.

     SECTION 3.2. AUDITS AND ADJUSTMENTS

     (a) Odetics shall have full control over and absolute discretion with respect to all matters relating to any Tax Return required to be filed by Odetics relating to Pre-Distribution Periods and Iteris shall have full control and absolute discretion with respect to all Tax Returns required to be filed by Iteris relating to Post-Distribution Periods.

     (b) Each party agrees to cooperate with the other in the negotiation, settlement, and litigation of or other proceeding regarding any liability for or refund of Taxes of any member.

     (c) Odetics will promptly notify Iteris in writing of any Adjustment involving a change in the tax basis of any asset of Iteris, specifying the nature of the change so that the Iteris Group will

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be able to reflect the revised basis in its tax books and records for periods beginning on or after the Effective Date.

                                  ARTICLE IV
                 RETENTION OF RECORDS; STATUTES OF LIMITATIONS

     SECTION 4.1. RETENTION OF RECORDS. Odetics and Iteris agree to retain the appropriate records which may affect the determination of the liability for Taxes of any member of the Odetics Consolidated Group or the Iteris Group, respectively, until such time as there has been a final resolution with respect to such liability for Taxes. A party may satisfy its obligations under the preceding sentence by allowing the other party to duplicate records at such second party's expense.

     SECTION 4.2. STATUTE OF LIMITATIONS. Odetics and Iteris will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.

                                   ARTICLE V
                          COVENANTS; INDEMNIFICATION

     SECTION 5.1. ITERIS AGREEMENTS. Iteris covenants and agrees that it will not take any action, and it will cause each member of the Iteris Group to refrain from taking any action which may be inconsistent with the tax treatment of the Distribution as contemplated by the IRS Ruling (any such action is referred to as an "Iteris Tainting Act"), unless (i) Iteris either (A) obtains a ruling with respect to the Tainting Act from the IRS or other applicable tax authority that is reasonably satisfactory to Odetics (except that neither Iteris nor any member of the Iteris Group shall submit any such ruling request if Odetics determines in good faith that filing such request might have a materially adverse effect upon Odetics), or (B) obtains an unqualified opinion of independent nationally recognized tax counsel acceptable to Odetics, on a basis of assumed facts and representations consistent with the facts at the time of such action, that such Tainting Act will not adversely affect the tax treatment of the Distribution as contemplated in the IRS Ruling, or (ii) Odetics consents in writing to such Tainting Act, which consent shall be granted or withheld in the sole and absolute discretion of Odetics.

     Without limiting the foregoing, during the two-year period following the Distribution, unless clause (i) or (ii) of the preceding paragraph is satisfied with respect to the applicable action, Iteris will not (i) directly or through any Subsidiary, redeem, purchase or otherwise reacquire any outstanding shares of Iteris common stock other than through stock purchases meeting the requirements of Revenue Procedure 96-30, (ii) liquidate or merge with or into any other corporation, (iii) dispose of the assets of Iteris, except in the ordinary course of business or otherwise in accordance with Section 355 of the Code, (iv) discontinue or cause to be discontinued the active conduct of the Iteris business, or (v) issue stock possessing, in the aggregate, 50% or more of the combined voting power of all classes of stock of Iteris or 50% or more of the total value of all classes of stock of Iteris.

     SECTION 5.2 NO INCONSISTENT PLAN OR INTENT. Iteris represents and warrants that neither Iteris nor any of the members of the Iteris Group has any plan or intent to take any action which is inconsistent with any factual statements or representations in the IRS Ruling . Regardless of any change in circumstances, Iteris covenants and agrees that Iteris will not take, and it will cause the members of the Iteris Group to refrain from taking, any such inconsistent action on or before the

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second anniversary of the Distribution, other than as permitted in this
Article 5.

     SECTION 5.3. ITERIS INDEMNITY. Notwithstanding anything to the contrary in this Agreement, Iteris shall be solely liable for, and shall indemnify and hold harmless Odetics and its directors, officers, employees, agents and representatives from any Taxes imposed on, or other amounts paid by them or Odetics' stockholders resulting from an Iteris Tainting Act by Iteris or the members of the Iteris Group, unless clause (i) or (ii) of Section 5.1 was satisfied with respect to such Tainting Act.

     SECTION 5.4. EXCLUSION FROM INDEMNITY. Notwithstanding the provisions of this Article 5, Iteris shall have no liability for, and shall not be obligated to indemnify and hold harmless Odetics its directors, officers, employees, agents and representatives from any Taxes imposed on, or other amounts paid by them or Odetics' stockholders which result solely and directly from and then only to the extent attributable to, (i) any errors or omissions in the factual statements or representations made in the IRS Ruling relating to Odetics or members of the Odetics Consolidated Group, excluding the Iteris Group, or (ii) the taking, or the failure to take, by Odetics of any action which is inconsistent with any factual statements or representations relating to Odetics in the IRS Ruling (any error or omission in clause (ii) being referred to herein as an "Odetics Tainting Act"). Iteris shall be relieved of its liability for, or its obligation to indemnify hereunder only if, or to the extent that, Iteris would have had no liability, or its liability would have been reduced, had no Odetics Tainting Act occurred.

                                  ARTICLE VI
                                    GENERAL

     SECTION 6.1. EFFECTIVE DATE; TERMINATION OF PRIOR AGREEMENTS. This Agreement shall be effective as of the Effective Date. Immediately prior to the Effective Date, any written or oral agreement or any other arrangements relating to the allocation of Taxes existing between Odetics and/or the Odetics Consolidated Group on the one hand, and Iteris and/or the Iteris Group on the other shall be terminated, and no such persons shall thereafter have any liability or obligation (whether in respect of past or future Taxes) to any other such persons under any prior tax agreement.

     SECTION 6.2. ADDITIONAL GROUP MEMBERS. If during a consolidated return period, Odetics or any Subsidiary acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this Agreement.

     SECTION 6.3. ASSIGNMENT. Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party; provided that Iteris may assign its rights and obligations under this Agreement in the event of a sale of all or substantially all of its assts or a merger in which Iteris is not the surviving entity. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, by merger, acquisition of assets or otherwise.

     SECTION 6.4. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its

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obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this Agreement.

     SECTION 6.5. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

     SECTION 6.6. NOTICES. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.5) listed below:

                         Odetics, Inc.
                         1515 Manchester Avenue
                         Anaheim, California 92802
                         Attn:  Gregory Miner
                         Facsimile: (714) 780-7246

                         Iteris, Inc.
                         1575 Manchester Avenue
                         Anaheim, California 92802
                         Attn: Jack Johnson
                         Facsimile: (714) 780-7246

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five (5) calendar days after the date the same is mailed. Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

     SECTION 6.7. COSTS AND EXPENSES. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

     SECTION 6.8. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties.

     SECTION 6.9. SUCCESSORS. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective present and future Subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 6.10. GOVERNING LAW: CONSENT TO JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of

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California as to all matters.

     SECTION 6.11. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, as of the date first written above.

                              ODETICS, INC.


                              By: __________________________________________
                                  Gregory Miner
                                  Chief Financial Officer and Chief Operating
                                  Officer


                              ITERIS, INC.


                              By: __________________________________________
                                  Jack Johnson
                                  Chief Executive Officer

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